EXHIBIT 99.1

Quanex Building Products Corporation Fiscal 2011 Fourth Quarter and Year End Results

Engineered Products Group Reports Strong Fourth Quarter Earnings

Previously Announced Consolidation Plan for Its Insulating Glass Spacer Business

Repurchased 750,000 Shares of Common Stock in 2011

2011 Year End Cash & Equivalents of $90 million

HOUSTON, Dec. 12, 2011 (GLOBE NEWSWIRE) -- Quanex Building Products Corporation (NYSE:NX), a leading manufacturer of engineered materials, components and systems serving domestic and international window and door OEMs through its Engineered Products and Aluminum Sheet Products groups, today released fiscal 2011 fourth quarter and full year results for the period ending October 31, 2011.

Fourth quarter 2011 net sales were $233.0 million, compared to $222.3 million a year ago, and included $23.3 million of net sales from Edgetech. Fourth quarter 2011 diluted earnings from continuing operations were $0.17 per share, compared to $0.22 per share a year ago, and included LIFO income of $0.03 per share and special item expenses of $0.03 per share primarily associated with an asset impairment charge related to Quanex's consolidation plan for its U.S. insulating glass spacer business. Fourth quarter 2010 diluted earnings of $0.22 included a LIFO expense of $0.03 per share and special item expenses of $0.01 per share.

Net sales for 2011 were $848.3 million, compared to $798.3 million last year, and included $53.4 million of net sales from Edgetech. 2011 diluted earnings from continuing operations were $0.24 per share, compared to $0.64 per share last year, and included $0.04 per share of LIFO expense and $0.21 per share of special item expenses. 2010 diluted earnings of $0.64 included $0.06 per share of LIFO expense and $0.02 per share of special item income.

Engineered Products Group (EPG) is focused on providing window and door OEMs with fenestration components, products, and systems. Key end markets are residential repair & remodel (R&R) and new home construction.

Fourth quarter 2011 net sales were $129.6 million, compared to $101.8 million a year ago, and included $23.3 million of net sales from Edgetech. Fourth quarter 2010 net sales had the benefit of a $1500 window related tax credit. Despite the absence of credits in the fourth quarter of 2011, EPG (pre-Edgetech) generated higher net sales versus the year ago quarter due to higher volumes and improved productivity.

Fourth quarter 2011 operating income was $14.9 million, compared to $11.3 million a year ago, and included special item expenses of $1.2 million primarily associated with asset impairment charges related to the consolidation plan. Fourth quarter 2011 operating income improved over a year ago due to higher sales and improved productivity across EPG. Fourth quarter 2010 operating income of $11.3 million included special item expenses of $0.8 million.

2011 net sales were $420.3 million, compared to $361.1 million last year, and included $53.4 million of net sales from Edgetech. 2011 operating income was $30.3 million, compared to $34.3 million last year, and included special item expenses of $6.5 million.  2010 operating income of $34.3 million included special item expenses of $0.8 million.

Engineered Products (in millions)
	4th qtr 2011	4th qtr 2010	FY 2011	FY 2010
Net sales	$129.6	$101.8	$420.3	$361.1
Operating income	$ 14.9*	$11.3	$ 30.3*	$34.3
*Includes losses at Edgetech of $0.4 million and $0.3 million in the quarter and year, respectively.

Quanex believes there is value in measuring its sales performance against industry-related metrics. It compares EPG's sales to U.S. window shipments as reported by Ducker Worldwide, a market intelligence firm. For the 12 months ended October 31, 2011, "same store" EPG sales were flat compared to the previous 12 months, versus reported U.S. window shipments that were down 5% over the same period.

Edgetech Integration

Quanex continues to place a high priority on the successful integration of Edgetech into EPG. A review of the entire EPG sales and marketing structure was undertaken earlier this year, and from that evaluation, significant staffing changes were made in the fourth quarter to maximize the group's value proposition to existing and new customers. EPG experienced a significant increase in the size of its sales and marketing team, while reducing its comparable annualized sales and marketing costs.

IG Spacer Consolidation Plan

To further streamline its operations so that Quanex can better serve its window and door customers, the company announced on November 7, 2011, the consolidation of its IG spacer manufacturing facility located in Barbourville, KY into its IG spacer manufacturing facility in Cambridge, OH. At the completion of the consolidation, the Barbourville facility will be permanently closed. Quanex expects the consolidation to be concluded sometime in its 2012 third quarter. Cash costs associated with the plan have been estimated at about $16 million (absent the pre-tax, non-cash impairment charge of $1.6 million), all of which are expected to be spent in 2012. Quanex expects a payback period on its investment to be about 2.6 years, based on annual pre-tax cash savings of $9 million once the consolidation is complete.

Aluminum Sheet Products Group is a leading provider of aluminum sheet through its Nichols Aluminum operation. Key end markets are residential repair & remodel (R&R) and new home construction.

Fourth quarter 2011 shipments, net sales and operating income were 66 million pounds, $106.2 million and $3.1 million, respectively. Results were down from the year ago quarter due to weaker demand, in part because of the absence of the window related tax credit this quarter compared to the available credit last year. This time last year, customers were building inventory to handle the pick-up in demand the tax credit generated. In the fourth quarter of 2011, customers were de-stocking.

Operating income in the quarter was further impacted by higher repair & maintenance expenses (R&M) and reduced painted shipments compared to the year ago quarter. Nichols' spread (sales less material costs) was up 10% from the year ago quarter, primarily due to average selling prices that rose faster than average material costs.

2011 shipments, net sales and operating income were 277 million pounds, $440.5 million and $17.1 million, respectively. Results were down from last year due to lower shipments, lower painted sales, and higher R&M expenses. Nichols Aluminum is a high fixed cost business, so as shipments drop due to weaker demand, its ability to substantially reduce operating costs is limited.

Aluminum Sheet Products (in millions)
	4th qtr 2011	4th qtr 2010	FY 2011	FY 2010
Net sales	$106.2	$123.3	$440.5	$449.5
Operating income	$3.1	$10.5	$17.1	$30.2
Shipped pounds	66	88	277	323

Nichols Aluminum compares its shipments to industry shipments as reported by the Aluminum Association. For the 12 months ended October 31, 2011, Nichols' shipments were down 14% from a year ago, versus industry shipments that were up 2%. The underperformance is attributed to weaker residential demand, where Nichols Aluminum has a large presence, compared to stronger distribution and transportation demand, where it has a smaller presence.

Corporate and Other Items

Corporate expenses in the fourth quarter and year were $6.2 million and $30.9 million respectively, and included, in part: acquisition related expenses and ERP program expenses in the fourth quarter of $0.7 million and $0.6 million, respectively, and for the year, $4.1 million and $1.5 million, respectively. There were no related expenses in 2010.

Cash Position

Quanex had a cash balance of $89.6 million and total debt outstanding of $1.7 million at year end. Cash provided by operating activities from continuing operations for the 12 months ended was $52.9 million. At year end, the company had no borrowings under its $270 million revolving credit facility; however, due to the facility's EBITDA covenant requirements, the available capacity at year end was approximately $188 million. Future uses of cash could be to fund organic growth activities, fund cash dividends on the company's common stock, make acquisitions, and repurchase outstanding shares. During the fourth quarter, Quanex purchased 493,751 shares of common stock at an average price of $11.73, including commissions. During 2011, the company purchased 750,000 shares of common stock at an average price of $13.44, including commissions.

Business Outlook

Stagnant R&R demand and new home starts, high levels of homes available for sale, and a tight credit market will continue to create a difficult housing environment. The company currently expects calendar year 2012 home starts and U.S. window shipments to be flat at 600,000 and 38 million units, respectively. Quanex, however, remains positive on the long term prospects of its residential and commercial markets and will continue to invest in its future. To that end, the company will continue to invest in its growth, through both internal programs and acquisitions, as it believes this is the best way to maximize long term returns for shareholders.

Dividend Declared

The Board of Directors declared a quarterly cash dividend of $0.04 per share on the company's common stock, payable December 30, 2011, to shareholders of record on December 15, 2011.

Financial Statistics as of 10/31/11

Book value per common share: $11.88; Total debt to capitalization: 0.4%; Return on invested capital: 2.1%; Actual number of common shares outstanding: 36,807,846.

Definitions

Book value per common share – calculated as total stockholders' equity as of balance sheet date divided by actual number of common shares outstanding;

Total debt to capitalization – calculated as the sum of both the current and long-term portion of debt, as of balance sheet date, divided by the sum of both the current and long-term portion of debt plus total stockholders' equity as of balance sheet date;

EBITDA – calculated as earnings before interest, taxes, depreciation and amortization;

Return on invested capital – calculated as the total of the prior 12 months net income plus prior 12 months after-tax interest expense and capitalized interest, the sum of which is divided by the trailing five quarters average total debt (current and long term) and total stockholders' equity.

Statements that use the words "estimated," "expect," "could," "should," "believe," "will," "might," or similar words reflecting future expectations or beliefs are forward-looking statements. The forward-looking statements include, but are not limited to, references to synergies derived from the acquisition of Edgetech, future operating results of Quanex, the financial condition of Quanex, future uses of cash, expectations relating to the consolidation of the company's IG spacer manufacturing facilities, expectations relating to the company's industry, and the company's future growth. The statements in this release are based on current expectations. Actual results or events may differ materially from this release. Factors that could impact future results may include, without limitation, the effect of both domestic and global economic conditions, the impact of competitive products and pricing, the availability and cost of raw materials, and customer demand. For a more complete discussion of factors that may affect the company's future performance, please refer to the company's 10-K filing on December 20, 2010, under the Securities Exchange Act of 1934 ("Exchange Act"), in particular the section titled, "Private Securities Litigation Reform Act" contained therein and the company's 10-Q filings made for its fiscal year 2011 under the Exchange Act.

The Quanex Building Products Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=1117

For additional information, please visit www.quanex.com

QUANEX BUILDING PRODUCTS CORPORATION
INDUSTRY SEGMENT INFORMATION
(In thousands)
(Unaudited)

Three months ended October 31,			Twelve months ended October 31,
2011	2010		2011	2010
		Net Sales:
$ 129,635	$ 101,789	Engineered Products	$ 420,258	$ 361,062
106,168	123,278	Aluminum Sheet Products	440,495	449,529
235,803	225,067	Building Products	860,753	810,591

(2,842)	(2,764)	Eliminations	(12,459)	(12,277)

$ 232,961	$ 222,303	Net Sales	$ 848,294	$ 798,314

		Operating Income (Loss):
$ 14,881	$ 11,310	Engineered Products	$ 30,293	$ 34,278
3,088	10,490	Aluminum Sheet Products	17,115	30,223
17,969	21,800	Building Products	47,408	64,501

(6,177)	(8,228)	Corporate and Other	(30,930)	(27,204)

$ 11,792	$ 13,572	Operating Income (Loss)	$ 16,478	$ 37,297

QUANEX BUILDING PRODUCTS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

Three months ended October 31,			Twelve months ended October 31,
2011	2010		2011	2010

$ 232,961	$ 222,303	Net sales	$ 848,294	$ 798,314
187,257	182,290	Cost of sales (exclusive of items shown separately below)	712,091	660,849
22,764	19,235	Selling, general and administrative	83,994	71,954
9,349	7,206	Depreciation and amortization	33,932	28,214
1,799	--	Asset impairment charges	1,799	--
11,792	13,572	Operating income (loss)	16,478	37,297
(108)	(107)	Interest expense	(449)	(440)
(641)	143	Other, net	(514)	2,645
11,043	13,608	Income (loss) from continuing operations before income taxes	15,515	39,502
(4,864)	(5,303)	Income tax benefit (expense)	(6,437)	(15,301)

6,179	8,305	Income (loss) from continuing operations	9,078	24,201

--	5	Income (loss) from discontinued operations, net of taxes	(12)	(1,103)
$ 6,179	$ 8,310	Net income (loss)	$ 9,066	$ 23,098

		Basic earnings per common share:
$ 0.17	$ 0.22	Earnings (loss) from continuing operations	$ 0.24	$ 0.65
--	--	Income (loss) from discontinued operations	--	(0.03)
$ 0.17	$ 0.22	Basic earnings (loss) per share	$ 0.24	$ 0.62

		Diluted earnings per common share:
$ 0.17	$ 0.22	Earnings (loss) from continuing operations	$ 0.24	$ 0.64
--	--	Income (loss) from discontinued operations	--	(0.03)
$ 0.17	$ 0.22	Diluted earnings (loss) per share	$ 0.24	$ 0.61

		Weighted average common shares outstanding:
36,723	37,147	Basic	37,007	37,220
37,021	37,667	Diluted	37,537	37,671

QUANEX BUILDING PRODUCTS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

October 31, 2011		October 31, 2010
	Assets
$ 89,619	Cash and equivalents	$ 187,178
81,969	Accounts receivable, net	87,007
55,842	Inventories	45,200
11,220	Deferred income taxes	10,547
6,423	Prepaid and other current assets	8,229
--	Current assets of discontinued operations	462
245,073	Total current assets	338,623
158,209	Property, plant and equipment, net	135,517
7,669	Deferred income taxes	30,563
69,432	Goodwill	25,189
87,943	Intangible assets, net	44,668
16,603	Other assets	16,690
$ 584,929	Total assets	$ 591,250
	Liabilities and stockholders' equity
$ 66,339	Accounts payable	$ 70,986
38,058	Accrued liabilities	43,447
352	Current maturities of long-term debt	327
--	Current liabilities of discontinued operations	30
104,749	Total current liabilities	114,790
1,314	Long-term debt	1,616
7,784	Deferred pension and postretirement benefits	3,667
8,412	Liability for uncertain tax positions	6,327
11,221	Non-current environmental reserves	12,027
14,223	Other liabilities	11,391
147,703	Total liabilities	149,818
437,226	Total stockholders' equity	441,432
$ 584,929	Total liabilities and stockholders' equity	$ 591,250

QUANEX BUILDING PRODUCTS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOW
(In thousands)
(Unaudited)

	Twelve months ended October 31,
	2011	2010
Operating activities:
Net income (loss)	$ 9,066	$ 23,098
(Income) loss from discontinued operations	12	1,103

Adjustments to reconcile net income (loss) to cash provided by (used for) operating activities from continuing operations:
Depreciation and amortization	34,000	28,283
Asset impairment charges	1,799	--
Gain on bargain purchase	--	(1,272)
Deferred income taxes	3,361	12,294
Stock-based compensation	4,852	4,456

Changes in assets and liabilities, net of effects from acquisitions and dispositions:
Decrease (increase) in accounts receivable	13,761	(6,365)
Decrease (increase) in inventory	(530)	3,142
Decrease (increase) in other current assets	741	(510)
Increase (decrease) in accounts payable	(13,349)	4,572
Increase (decrease) in accrued liabilities	(6,952)	9,509
Increase (decrease) in income taxes payable	(493)	9,599
Increase (decrease) in deferred pension and postretirement benefits	2,768	(1,846)
Other, net	3,908	3,499
Cash provided by (used for) operating activities from continuing operations	52,944	89,562
Cash provided by (used for) operating activities from discontinued operations	(68)	(430)
Cash provided by (used for) operating activities	52,876	89,132
Investing activities:
Acquisitions, net of cash acquired	(110,845)	(1,590)
Capital expenditures	(25,312)	(14,720)
Proceeds from property insurance claim	--	392
Proceeds from executive life insurance	683	--
Other, net	107	43
Cash provided by (used for) investing activities from continuing operations	(135,367)	(15,875)
Cash provided by (used for) investing activities from discontinued operations	--	90
Cash provided by (used for) investing activities	(135,367)	(15,785)
Financing activities:
Repayments of long-term debt	(340)	(323)
Common stock dividends paid	(5,979)	(5,275)
Issuance of common stock from stock option exercises, including related tax benefits	1,093	502
Purchase of treasury stock	(10,080)	(4,274)
Other, net	392	(665)
Cash provided by (used for) financing activities from continuing operations	(14,914)	(10,035)
Cash provided by (used for) financing activities from discontinued operations	(392)	665
Cash provided by (used for) financing activities	(15,306)	(9,370)
Effect of exchange rate changes on cash and equivalents	(222)	27
LESS: (Increase) decrease in cash and equivalents from discontinued operations	460	(325)
Increase (decrease) in cash and equivalents from continuing operations	(97,559)	63,679
Cash and equivalents at beginning of period	187,178	123,499
Cash and equivalents at end of period	$ 89,619	$ 187,178
CONTACT: Financial Contact:
         Jeff Galow
         713-877-5327
         Media Contact:
         Valerie Calvert
         713-877-5305